Exhibit 10.4

A JOINT VENTURE AGREEMENT

BETWEEN

TAMBALA FOODS PRODUCTS

AND

MILLENNIUM GROUP WORLDWIDE

DATED AS OF NOVEMBER 12 , 2007

This Joint Venture Agreement (or “Agreement”), is entered into as of November 12, 2007, by and between TAMBALA FOODS PRODUCTS, organized under the laws of MALAWI (“TFP”) , the principal place of business of which is Tambala Food Products Limited, Kamuzu Highway, Chichiri, Blantyre 3, Malawi, and Millennium Group Worldwide, Inc., a corporation under laws of the State of Florida, U.S.A. (“MGW”), whose registered office is 2825 North 10th Street, St. Augustine, Florida 32084, U.S.A.

WHEREAS, TFP and MGW desire a joint venture organized under laws of Malawi (the “company” as hereinafter defined) to engage in Company’s Business (as hereinafter provided);

NOW THEREFORE, in consideration of the promises and the mutual agreements, representations, warranties, covenants and provisions herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following Definitions of terms shall apply:

1.1. Ancillary Agreements

The following are the Ancillary Agreements and the Parties thereto:

1.1.1. Management Agreement between TFP and MGW (Management Agreement)

1.2. At Cost

Without profit component of any kind, direct or indirect, to the particular Party in the give case (although nothing herein shall preclude such Party from recovering all costs- direct and indirect- arising out of any transaction with proscription “At Cost”).

1.3. Change Control

Any Change in ownership, management, or scope of business activities of a Party which in the reasonable opinion of the other Party could affect the performance of the duties and/or obligations of such Party under the Joint Venture Agreement or the Ancillary Agreements.

1.4. Joint Venture

The Joint Venture, that entity created in Malawi by the Parties pursuant to the Joint Venture Agreement to conduct Company’s Business in the Territory, also referred to herein as “Joint Venture”.

1.5 Company’s Business

TFP buys raw products from smallholder farmers, grades them, before subjecting them to high and strict quality control processing stages, to ensure that only quality raw materials pass through the system in order to have high quality finished products. The graded product is then sent to the factory for processing.

1.6 Effective Date

The date upon which all necessary formal approvals from the appropriate authorities of the relevant jurisdiction for the formation of the Joint Venture were obtained and Company was duly authorized to conduct the Company’s Business pursuant to the Joint Venture Agreement and the Ancillary Agreements as appropriate in the Territory.

ARTICLE 2

PURPOSES OF THE JOINT VENTURE

2.1. Purposes of the JOINT VENTURE.

The purposes of the JOINT VENTURE are as follows:

2.1.1. To conduct Company’s Business for the benefit of the Parties;

2.1.2. To protect and preserve TFP Intellectual Property Rights together with TFP Trade Secrets in the Territory under the terms of this Agreement and the Ancillary Agreement;

2.1.3. To manufacture, promote sell, distribute or enter into other business transactions related to TFP Product in the Territory under the terms hereof and of the Ancillary Agreements;

2.1.4. To provide for the implementation of the Ancillary Agreement for the benefit of the respective Parties; and

2.1.5. To manufacture, promote sell, distribute or enter into other business transactions related to Other Agreed Upon Technologies in the Territory under the terms hereof and of the Ancillary Agreement.

ARTICLE 3

FORMATION OF JOINT VENTURE

3.1. Formation of a Joint Venture

With the signing of this Agreement, the Parties have signified their agreement to the formation of a Joint Venture under the laws of Republic of Malawi.

Implementation of the formalities for merging is the responsibility of TFP.

ARTICLE 4

ARTICLES OF ORGANIZATION

A copy of the Articles of Organization for Company is attached hereto as Appendix IV. As between the Parties, in case of any inconsistency between this Agreement and the Articles of Organization, the provisions of this Agreement shall govern.

4.1 Capitalization

The capital contribution by MGW shall be US$2.000.000, representing a 51% equity stake in the operation.

ARTICLE 5

ELECTIONS OF DIRECTORS AND DESIGNATION OF THE CEO OF THE COMPANY

5.1. Election of Directors

Company shall have a Board of Directors consisting of 6. TFP and MGW shall each have the right to designate an equal number of Directors.

5.2. Substitute Directors

A Party shall have the right to designate a Substitute Director in the event that a Director previously designated by it shall resign, retire, die, or otherwise be unable or unavailable to serve.

5.3 Designation of Chief Executive Officer of Company

MGW shall designated a Director, whose responsibility and authority shall be to implement this Agreement, the Ancillary Agreement, the Articles of Organization, and such resolutions as may be passed from time to time by the Board of Directors of Company.

ARTICLE 6

RESPONSIBILITIES AND DUTIES OF THE PARTIES

6.1 Responsibilities of the Parties

It shall be the responsibility of all Parties to effect the Purposes of this Joint Venture Agreement pursuant to Article 3 hereof.

6.2. Specific Responsibilities and Duties of Individual Parties.

Specific responsibilities and duties which are to be fulfilled by individual Parties to the Joint Venture Agreement are set forth in the Ancillary Agreements.

6.3. Actions Requiring Consent of All Parties

In addition to other provisions of this Joint Venture Agreement and/or the Ancillary Agreements requiring the consent or approval of all the Parties, the unanimous specific written consent of each Party hereto shall be required before Company may take any of the following actions:

6.3.1. Establish annual operating budgets for Company which the Chief Executive Officer of Company shall prepare and submit no later than August 30 of each year for the following fiscal year;

6.3.2. Establish annual operating budgets for Company which the Chief Executive Officer of Company shall prepare and submit no later than August 30 of each year for the following fiscal year; Establish annual operating budgets for Company which the Chief Executive Officer of Company shall prepare and submit no later than August 30 of each year for the following fiscal year;

6.3.3. Establish annual operating budgets for Company which the Chief Executive Officer of Company shall prepare and submit no later than August 30 of each year for the following fiscal year;

6.3.4. Mortgage, pledge, encumber or hypothecate any of the assets of Company;

6.3.5. Change Company’s independent chartered or certified public accountants after the same have been appointed by the mutual consent of the parties.;

6.3.6. Change or allow a change in the accounting procedures employed in the maintaining Company’s books of account or in preparing financial statements with respect to the operations of Company or Company’s Business;

6.3.7. Obligate Company as a surety, guarantor or accommodation party to any obligation, lend funds belonging to Company to any third party, or extend credit to any person, firm or entity, on behalf of Company, other than in the ordinary course of business;

6.3.8. File material litigation against third parties on behalf of Company or confess judgment on behalf of Company;

6.3.9. Amend the Articles of Organization of Company;

6.3.10. Cause Company to issue any Equity Interest or any debt securities or to increase its capitalization;

6.3.11. Borrow any money on behalf of Company requiring a mortgage or other form of security in favor of the lender, except that a security interest in inventory and receivables authorized by the Chief Executive Officer of the Company in the ordinary course of business shall be permissible;

6.3.12. Cause Company to merge or consolidate with or into any other legal entity or acquire any other legal entity;

6.3.13. Cause Company to dissolve or to liquidate;

6.3.14. Cause Company to engage in any business activity which is outside the scope of Company’s Business;

6.3.15. Form any subsidiary or other legal entity;

6.3.16. Cause Company to enter into a transaction or business relationship with any of the Parties hereto, other than as may be expressly provided for by this Agreement and/or the Ancillary Agreements, other than on an arm’s-length basis, and on prices and terms no more favorable to the Party than could have been obtained from an independent third party;

6.3.17 Engage or dismiss the Chief Executive Officer and other key employees of the Company and/or fix compensation for such personnel, including bonuses and perquisites; and

6.3.18. Acquire fixed assets for and on behalf of Company.

6.4. Special Resolutions

Upon reaching unanimous agreement as to the actions set forth in Article 7.3., hereof, the Parties shall vote their Equity Interests to adopt any special resolutions to implement same as may be required by the laws of the Republic of Malawi.

ARTICLE 7

DEVELOPMENT OF COMPANY’S AGENTS

7.1. Development of Company’s Agents

7.2. Implementation of Corporate Governance Policies Appropriate to the Territory

ARTICLE 8

COVERAGE OF FINANCIAL SHORTFALLS BY THE PARTIES

No Party shall have any obligation to contribute capital to Company in excess of the amounts provided in Section 4.3. with respect to the initial foundation capital or capitalization of Company. The Parties may, however, the sole discretion of each, elect to provide financial support over and above their initial equity in Company.

ARTICLE 9

FINANCIAL BOOKS AND RECORD-BANKING

9.1. Fiscal year

The fiscal year of Company shall commence every year on January 1st and end on December 31st . The books of accounts shall be closed at the end of each fiscal year, and audited statements shall be prepared by a recognized firm of chartered or certified public accountants showing the financial condition of Company and the results of its operations for such fiscal year. Copies of the audited annual statements and unaudited monthly and/ or quarterly statements shall be provided to each of the Parties.

9.2. Access to Books and Records

Company’s financial books, records and statements of account shall be kept at the principal place of business of Company, and each Party shall have the right at all reasonable times to inspect and copy same.

9.3. Bank Accounts

All of Company’s funds shall be deposited in its name in such bank account or accounts as shall be designated from time to time by the Board of Directors. Withdrawals from such account or accounts shall be made by checks or other appropriate instruments signed by the Chief Executive Officer and such other officers or persons as the Board of Directors shall from time to time duly designate.

ARTICLE 10

INSURANCE

10.1. Independent Insurance Coverage

The Parties shall cause Company to obtain and to maintain property damage, product liability, public liability and other liability, casualty, and general insurance for Company’s Business, as deemed adequate for the proper conduct of Company’s Business in the Territory. In the event that insurance is provided by means of an amendment or rider to existing insurance maintained by any of the Parties, then the cost thereof, to the extent that the basic insurance cost of such party is thereby increased, shall be borne by and paid for by Company.

ARTICLE 11

COVENENT TO OBSERVE THE DOCTRINE OF “CORPORATE OPPORTUNITY”

11.1. Doctrine of Corporate Opportunity and Observance Thereof

It is the intent of the Parties to this Joint Venture Agreement and to the Ancillary Agreements to deal solely with each other with respect to the commercial, technical and strategic development and implementation of Company’s Business in the Territory. Consequently, the Parties to each agreement cited above hereby renounce and covenant not to engage in any activity which would either (a) negatively impact the performance of their duties under this Joint Venture Agreement or the Ancillary Agreements in the Territory.

11.2. Agreement Not to Divert Resources

MGM and TFP agree that during the term of this Agreement they shall not, directly or indirectly, in any capacity whatsoever, engage in, own, manage, operate, control, act as a consult to, have a financial interest in, or otherwise participate in the ownership, licensing, management, operation or control of, a business which would impede, substitute, displace or divert Net Sales of TFP Product and/or of Other Agreed Upon Technologies from Company within the Territory except through Company in furtherance of Company’s Business.

11.3. Remedies for Breach of Agreement Not to Divert Resources

It is understood and recognized by the Parties that in the event of a violation of the provisions of Article 15 hereof by a Party, the remedy at law will be inadequate and that the other Party of Parties to this Joint Venture Agreement consents to injunctive or other appropriate equitable relief upon the institution of legal proceedings therefore by the non-violating Party or Parties. Such relief shall be in addition to any other relief to which a Party may be entitled at law or equity, which shall include but not be limited to the right of immediate termination of this Agreement.

ARTICLE 12

TERM OF AGREEMENT

12.1. Indefinite Term

This Agreement shall become effective on the Effective Date and shall, unless otherwise terminated in accordance with the provisions hereof, continue in effect for an indefinite term of years.

12.2. Termination

This Agreement, having become effective as of the Effective Date hereof, shall continue in effect unless:

12.2.1. Terminated by either Party in accordance with the provisions of Articles 13, 14 and/or 15 hereof;

12.2.2. Terminated in accordance with Article 17.3 and/or Article 17.4 hereof;

12.2.3. Terminated by either Party by reason of a material Breach or Default (as defined in Section 18.1) of this Joint Venture Agreement by the other Party which has not been cured or remedied in accordance with Article 18 hereof. If a dispute as to whether a Default or Breach exists is submitted to Arbitration under Article 19 hereof, the Parties shall jointly appoint a trustee or agent to oversee the execution of the duties hereunder and the protection of the rights hereunder of the Party allegedly in Default and/or Breach. If the Parties cannot agree on a trustee or agent for such purposes, the Arbitration Panel shall forthwith appoint same; or

12.2.4. Terminated automatically upon termination of any of the Ancillary Agreements by a Party thereto. In the event of the lawful termination of any of the Ancillary Agreements by a Party thereto, this Agreement shall likewise terminate on the same date, without any further act or notice given by a Party hereto.

12.3. If a Party hereto shall become bankrupt or insolvent or shall file any debtor relief proceedings, or if there shall be filed in Court against a Party legal proceedings or bankruptcy or insolvency or reorganization or for the appointment of a receiver or trustee of all or a portion of such Party’s property, or if a Party makes an assignment for the benefit of creditors or petitions for or enters into an arrangement for debtor relief and such proceedings as are described aforesaid are not dismissed within a period of ninety (90) days after the institution thereof, then, at the option of the other Party, this Agreement shall forthwith terminate by written notice given to the Party who has filed, instituted or against whom any of the proceedings aforesaid have been brought; provided that if a stay of such termination has been granted by a trustee or judge or applies as a matter of law, then the other Party shall continue to perform under the terms of this Agreement if:

12.3.1. Payments due under this Agreement for past obligations are rendered in full by the Party subject to such proceedings;

12.3.2. Payments due under this Agreement for present obligations are rendered by the Party subject to such proceedings pursuant to a payment schedule acceptable to the other Party; and

12.3.3. All other provisions of this Agreement are complied with fully by the Party subject to such proceedings.

12.4. Payments of Amount Due

In the event of termination of this Agreement, each Party shall pay to each other Party all amounts due and owing pursuant to this Agreement as of the effective date of termination.

12.5. Non-Release of Obligations

The termination of this Agreement shall not release the Parties from their obligations to settle all financial accounts between themselves in cash forthwith. Notwithstanding the termination hereof, each Party shall be responsible for the performance of all of its obligations and responsibilities hereunder up to the effective date of termination. As provided in Articles 13 and 14, upon termination of this Agreement, TFP Intellectual Property Rights, together with TFP Trade Secrets, and MGW Trade Secrets shall continue to be kept secret and confidential.

12.6. Cessation of Rights upon Termination

Except as otherwise provided herein, upon the termination of this Joint Venture Agreement all rights of the Parties under or pursuant to this Agreement (except with respect to Article 13, 14, 15, 16 and 17.6 hereof) shall forthwith cease and terminate. Notwithstanding the foregoing, the provisions of Sections 13, 14, 15, 16 and 17.6 shall survive the termination of this Joint Venture Agreement. In explanation and not in limitation of the foregoing, the Parties recognize that the License Agreement transfers to Company the right to use the intellectual property described therein during the pendency of this Agreement and all rights of the Company therein terminate absolutely upon the termination of this Joint Venture Agreement.

12.7. Liquidation of Company and Wind-up of Company’s Business upon Termination

Upon Termination of this Agreement:

12.7.1. Company shall be liquidated forthwith; and, following payment of all known just obligations of Company, and establishment of a reasonable reserve to pay such just obligations of Company as are unknown at the time of liquidation of Company, the remaining assets shall be divided in accordance with their Equity Interests between the Parties.

12.7.2. Company’s Business shall be wound up forthwith; and no further orders shall be accepted by Company for TFP Product or for Other Agreed Upon Technologies, provided that orders for TFP Product and/or Other Agreed Upon Technologies which were received by Company prior to termination of this Agreement shall be filled by Company either out of its own existing inventory and/or its own manufacturing capabilities, or through imports from TFP or an TFP Affiliate, as appropriate.

ARTICLE 13

DEFAULT

13.1. Event of Default

A Default hereunder shall exist in the event of:

13.1.1. Non-payment of funds by one Party to another Party when due and owing; and/or

13.1.2. A material breach (“Breach”) of any provision of this Joint Venture Agreement other than Articles 13, 14 and/or 15 hereof, or any of the Ancillary Agreements; and/or

13.1.3. Any Breach of Articles 13, 14, and/or 15 hereof.

13.2. Remedies upon Default or Breach

The remedies available to each Party in an instance of Default or Breach by the other Party shall be as follow:

13.2.1. If a Party shall fail to make any payments required hereunder after the same are due, (other than due to governmental delays) or if it shall commit a Default or Breach in the performance of, or by failure to observe and comply with, any other material term or provision of this Agreement or any of the Ancillary Agreements to be performed, observed or complied with by it, then the Party against whom such Default or Breach shall have been committed shall have the right to declare a Default and terminate this

Agreement unless the Party in Default shall cure such failure to pay, or cause the same to be cured, within thirty (30) days (fifteen (15) days in case of monetary default) after receipt of written notice from the other Party; provided, however, that if the Party in Default or Breach commences to cure same within the curative period specified herein, then the right of termination shall be held in abeyance for a reasonable period of time so long as the Party in Default or Breach proceeds to cure such Default or Breach with due diligence. A Party’s right of termination shall be in addition to and not in limitation of any of its other rights at law or in equity based upon the other Party’s Breach or Default. Any notice of termination shall stipulate the effective date of termination which shall be not less than three (3) months nor more than six (6) months following the date that such notice is given.

13.2.2. Notwithstanding the foregoing, in the event of a violation of Articles 13, 14 and/or 15 hereof by a Party hereto, the other Party may at its sole discretion terminate this Agreement with immediate effect upon giving notice to the Party in Default or Breach of Article 13, 14 and/or 15 hereof as provided herein.

13.3. Non-Waiver of Rights

A Party’s failure to terminate this Agreement on account of any Breach or Default by the other Party as provided in Article 18.1 or 18.2 hereof shall in no event constitute or be deemed to constitute a waiver by such Party of its right to terminate this Agreement at any time while any such Breach or Default continues (subject to the provisions of Article 18.2 hereof), or on account of any subsequent Breach or Default by a Party.

ARTICLE 14

DISPUTE RESOLUTION

14.1. Dispute Resolution by Arbitration

Any and all disputes; except as excluded under Article 19.2 hereof, which may arise between the Parties during the term of this Agreement, after the termination thereof, or following the liquidation or dissolution of Company, upon failure by the Parties to amicably resolve same after mutual good faith negotiations, shall be exclusively settled by arbitration, including, but not limited to, the following:

14.1.1. A dispute as to whether a Default exists;

14.1.2. A dispute as to whether a Default entitles the non-defaulting Party to terminate this Agreement;

14.1.3. A dispute as to the validity of this Article 19;

14.1.4. A dispute relating to the construction, meaning, interpretation, application or effect of this Agreement or anything contained herein;

14.1.5. A dispute as to the rights, obligations or liabilities of the Parties hereunder.

14.2. Disputes Not Subject to Arbitration

Notwithstanding anything to the contrary set forth in this Agreement:

14.2.1. Arbitration may not be invoked regarding matters expressed in this Agreement to be agreed upon by or determined with the consent or approval of both Parties.

14.2.2. Arbitration may not be invoked if a Party violates the provisions of this Agreement relating to TFP Intellectual Property Rights, TFP Trade Secrets, MGW Trade Secrets or Corporate Opportunity. In such event, the remedies set forth in Articles 13, 14, 15 and/or 18 hereof shall apply.

14.3. Conduct of Arbitration Proceedings

Such arbitration proceedings shall be conducted in English and shall be carried on in the Republic of Malawi or any other place mutually agreeable to the Parties, under the UNCITRAL Arbitration Rules. With respect to the interpretation of this Agreement, the laws of Malawi (without regard to conflicts of laws provisions) shall apply. Judgment upon the award rendered by the arbitrator in favor of the Prevailing Party, which shall include an award concerning the payment of costs, attorneys’ fees, and expenses of the arbitration proceedings, may be entered in any court of competent jurisdiction and assets may be attached in any country in the world pursuant to such judgment.

14.4. Designation of the “Prevailing Party”

In each case in which arbitration is invoked under this Agreement or any of the Ancillary Agreements, the arbitration panel shall be required to designate one or the other Party as the Prevailing Party (“Prevailing Party”).

14.5. Punitive Damages Excluded

The Prevailing Party in an arbitration proceeding convened hereunder shall be awarded in arbitration all reasonable damages plus documented costs incurred in pursuing its arbitration claim, including but not limited to legal fees and travel expenses, but shall not be entitled to exemplary or punitive damages.

ARTICLE 15

PRESCRIPTION OF AUTHORITY OF THE PARTIES TO BIND EACH OTHER

Nothing contained in this Agreement shall be construed to constitute the Parties as agents for one another or to render any Party liable for any debts, liabilities or obligations of the other (“Indebtedness”). It is understood that such Indebtedness, if incurred, is outside the scope of this Agreement and the Ancillary Agreements. No Party shall have the authority to extend or to utilize the credit of the other, to extend credit in the other Party’s name, or to represent that it is authorized to do so without the express written consent of the other. In the event that a creditor of a Party shall assert a claim against that Party based on such Indebtedness, then the Party who in fact is obligated thereon shall indemnify and hold the other Party harmless from and against any losses, claims or liabilities by reason thereof.

15.1. Right of First Refusal to Acquire Equity Interests

Any Equity Holder receiving a bona fide offer (“Offer”) for the purchase of its Equity Interests, and who wishes to Transfer such Equity Interests to a proposed Transferee in accordance with such Offer shall, prior to making any Transfer of Equity Interests, give written notice (hereinafter called “Notice”) thereof to Company and to the other Equity Holders. Such Notice shall enclose a copy of the offer and shall set forth the name and address of the proposed Transferee, the selling price, the terms of payment, and all other significant terms and conditions relating thereto. The proposed Transferor of Equity Interests shall furnish to Company and to the other Equity Holders such additional information concerning the prospective Transfer of Equity Interests and/or Transferee as any of them may reasonably request. In order that the other Equity Holders may be better able to determine the compatibility of the proposed Transferee as an Equity Holder of Company, the proposed Transferor of Equity Interests shall arrange for the other Equity Holders, if so requested, to be introduced to the proposed Transferee and to have discussions with same. For a period of forty-five (45) days following the receipt of said Notice of Offer, the other Equity Holders shall have the right of first refusal to purchase any or all of the Equity Interests specified in the Notice at the terms set forth therein, in proportion to their ownership of Equity Interests at the time such Notice of Offer is issued.

15.2. Exercise of Right to Acquire Equity Interests

The foregoing right of first refusal shall be exercisable by written notice to the prospective Transferor of Equity Interests within the forty-five (45) day period aforesaid and the exercise of said right shall be effective upon receipt of the written notice by said Transferor of Equity Interests. If the right of first refusal is exercised, the purchase and sale shall be closed at the offices of Company or at such other place as agreed within ten (10) days after the expiration of the period for exercise thereof on the terms and conditions set forth in the Notice of Offer. The Transferor of Equity Interests at the time of sale shall represent and warrant that upon any Transfer of Equity Interests, whether to the proposed Transferee or to an existing Equity Holder or Equity Holders, such Transferee or existing Equity Holder(s) shall be the sole owner of such Equity Interests free and clear of any and all liens, encumbrances, equities or restrictions of any nature whatsoever, except that any future Equity Holder(s) shall also become subject to the provisions of this Agreement.

15.3. Force Majeure

In the event that a Party is prevented or delayed from performing, fulfilling or completing an obligation provided for in this Agreement as a result of delays caused by strikes, lock-outs, unavailability of requisite materials, acts of God, acts of any national, state or local governmental agency or authority of a foreign government, war, insurrection, rebellion, riot, civil disorder, fire, explosion or the elements, then the time for performance, fulfillment or completion shall be extended for a period not exceeding the number of days by which the same was so delayed. If a force majeure event shall be in existence for one year or more, then either Party shall have the right to terminate this Agreement at any time thereafter by giving at least thirty (30) days written notice of termination to the other Party, provided that the force majeure event continues to be in effect as of the date that such notice is given.

15.4. Notices

All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be effective in all respects if delivered (i) by telefax or e-mail promptly confirmed by letter, (ii) personally, (iii) by registered or certified air mail, postage prepaid, or (iv) by neutral commercial courier service, such as Federal Express, DHL, UPS or equivalent, as follows:

If to MGW, to:	Millennium Group Worldwide
2825 North 10th Street, Saint Augustine, FL 32084
U.S.A.

If to TFP, to:	Tambala Food Products Limited
Kamuzu Highway
Chichiri, Blantyre 3, Malawi

Copy To:	Millennium Group Worldwide
Rua de Evora, 126
Maputo, Mozambique
Telefax: 258 21-418 771
Email: dharawa@mgroupww.com

or to such other address as may be specified in writing by any of the above.

15.5. Entire Agreement

This Joint Venture Agreement and the Ancillary Agreements, contain the entire understanding of the Parties as of the date of each such agreement. There are no representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this Joint Venture Agreement and the Ancillary Agreements, and the same supersede all prior agreements and understandings between the Parties with respect to the relationships and transactions contemplated by this Joint Venture Agreement.

15.6. Validity of Provisions

Should any part of this Agreement or the Ancillary Agreements be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect as if such instrument had been executed with the invalid portion thereof eliminated there from, it being the intent of the Parties that they would have executed the remaining portion without including any such part or portion which may for any reason be declared invalid. In the event that a provision of this Agreement or any Ancillary Agreement shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid, giving due recognition to the reason for which such provision had been held invalid.

IN WITNESS WHEREOF, the Parties have executed this Joint Venture Agreement as of the day and year first above written.

Millennium Group Worldwide		Tambala Food Products Limited

By:	/s/ Julius Jackson Sr.	By:	/s/ Chalo McColl Ephron Ng’ambi

Julius Jackson Sr., President		Chalo McColl Ephron Ng’ambi, Chairman